SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549-1004


                              FORM 8-K


                           CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) October 24, 2000

                      Commission File Number 1-5324



                           NORTHEAST UTILITIES

           (Exact name of registrant as specified in its charter)



MASSACHUSETTS                            1-5324           04-2147929

(State or other jurisdiction of         (Commission    (I.R.S. Employer
incorporation or organization)           File No.)      Identification No.)



            174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS
                                01090-0010


        (Address of principal executive offices)            (Zip Code)


        (Registrant's telephone number, including area code)
                          (413) 785-5871



        (Former name or former address, if changed since last report)
                                 Not Applicable





ITEM 5.  OTHER EVENTS

On October 24, 2000, Northeast Utilities issued the following earnings news release for the Third Quarter 2000:

NU Logo

"NU REPORTS THIRD-QUARTER RESULTS


     HARTFORD, Connecticut, October 24, 2000-Northeast Utilities (NU) today reported third-quarter 2000 earnings of $65.5 million, or 45 cents per share on a fully diluted basis, compared with earnings of $31.2 million, or 24 cents per share, for the same period of 1999.

     For the nine months ended September 30, 2000, NU earned $152.3 million, or $1.08 per share on a fully diluted basis, compared with earnings of $49.9 million, or 38 cents per share, for the same period of 1999. For the 12 months ended September 30, 2000, NU earned $136.7 million, or 98 cents per share, compared with a loss of $82.1 million, or 63 cents per share, for the 12 months ended September 30, 1999.

     Michael G. Morris, NU chairman, president and chief executive officer, attributed the improved 2000 results to profitable operations at NU's unregulated businesses, extremely strong performance at the Millstone nuclear station, and continued reductions in operating expenses. Nonfuel operation and maintenance costs totaled $809.4 million for the first nine months of 2000, down 4.6 percent from the $849.1 million for the same period of 1999.

     Morris noted that third-quarter 2000 results included a one-time after-tax gain of $10.4 million, or 7 cents per share, related to the investment in NEON Communications, Inc., of Mode 1 Communications, Inc., an NU subsidiary. The gain resulted from an investment in NEON by two unaffiliated companies. Third-quarter 1999 results included an after-tax charge of $13.8 million, or 11 cents per share, related to the Western Massachusetts Electric Company's (WMECO) share of Millstone, and an after-tax charge of $6.6 million, or 5 cents per share, related to The Connecticut Light and Power Company's (CL&P) share of Millstone. Both charges resulted from regulatory orders. CL&P and WMECO are wholly owned operating subsidiaries of NU.

     Morris said NU's unregulated energy businesses earned approximately $4.5 million in the third quarter of 2000 on revenues of $592.8 million, compared with a loss of $14.9 million on revenues of $199.9 million in the same period of 1999. Over the first nine months of 2000, those unregulated energy operations earned $14.8 million on revenues of $1.51 billion, compared with a loss of $29 million on revenues of $444.4 million during the same period of 1999.

     Morris said the Millstone 3 nuclear unit has operated at a 100 percent capacity factor in 2000 and that Millstone 2 has operated at approximately a 100 percent capacity factor since returning to service from a scheduled refueling outage in early June. With industry restructuring, better nuclear performance increases wholesale revenues and earnings for CL&P and WMECO, Morris said.

     Offsetting those improvements were a 5 percent retail rate decrease that took effect for CL&P's 1.1 million retail customers on January 1, 2000. That rate decrease reduced revenues by $25.7 million in the third quarter of 2000 and $82.3 million in the first nine months of 2000, compared with the same periods of 1999. Mild weather also reduced third-quarter electric sales and cut earnings by approximately $11 million, or 7 cents per share, compared with the same period of 1999. Third-quarter retail kilowatt-hour sales were down 4.8 percent in 2000, compared to the same period of 1999, but up 1.2 percent on a weather-adjusted basis. For the first nine months of the year, retail electric sales were down 0.8 percent, but up 1.4 percent on a weather-adjusted basis.

     Morris said NU currently projects year-end 2000 earnings of between $1.30 and $1.50 per share, including after-tax charges totaling approximately $9 million, or 7 cents per share, in the first and second quarters associated with the settlement of Millstone-related litigation and the third-quarter gain related to NU's investment in NEON. That estimate does not reflect an after-tax charge of $225 million NU has committed to take as a result of electric industry restructuring for NU's Public Service Company of New
Hampshire (PSNH) subsidiary.   The New Hampshire Public Utilities
Commission approved PSNH's rate and restructuring plan on September 8, 2000, but its implementation is being held up by two appeals of the commission's approval to the New Hampshire Supreme Court.

     Morris said fourth-quarter results will be driven largely by weather-related electric and natural gas sales, the performance of the Millstone units, and the performance of the unregulated energy businesses in a quarter that ordinarily has modest weather-related sales volume. Yankee Energy System, Inc., which merged with NU on March 1, 2000, lost $6.7 million during the seven months ended September 30, 2000, but is expected to be profitable in the fourth quarter of this year with the onset of the heating season, Morris said.

     NU operates New England's largest energy delivery system with approximately 1.75 million electric customers in Connecticut, New
Hampshire and Massachusetts and 185,000 natural gas customers in Connecticut, and is one of the largest competitive energy suppliers in New England. NU has approximately 144 million shares outstanding.

     This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission."


                            SIGNATURE


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     NORTHEAST UTILITIES
                                     (registrant)

                                     /s/ Randy A. Shoop
                                         Randy A. Shoop
                                         Assistant Treasurer - Finance

Date:   October 24, 2000